As filed with the Securities and Exchange Commission on April 5, 2011

Registration No. 333-56323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1339282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

QWEST OPTION PLAN FOR CERTAIN LCI EMPLOYEES

(Full title of the plan)

Stacey W. Goff

Executive Vice President, General Counsel and Assistant Secretary

c/o CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Qwest Communications International Inc. (“Qwest”) filed a Registration Statement on Form S-8 on June 8, 1998, Registration No. 333-56323 (the “Registration Statement”), to register 15,243,587 shares of Qwest’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Qwest Option Plan for Certain LCI Employees (the “Plan”).  On May 24, 1999, Qwest effected a two-for-one Common Stock split, thereby increasing the number of shares registered for issuance under the Plan to 30,487,174.  The Plan is no longer in existence, and all unexercised options granted under the Plan have expired.  In accordance with the undertaking in the Registration Statement, Qwest is filing this Post-Effective Amendment No. 2 to terminate the effectiveness of the Registration Statement and remove from registration all shares of Common Stock that remain unissued and unsold under the Registration Statement (1,476,245 shares).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on April 5, 2011.

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and
Assistant Secretary